Exhibit 8.1

SIGNIFICANT SUBSIDIARIES

Our significant subsidiaries are set forth below, all of which are 100% owned or controlled by us.

Legal Name	Jurisdiction
Kamada Biopharma Limited	England and Wales
Kamada Inc.	Delaware
Bio-Kam Ltd.	Israel
Kamada Assets Ltd.	Israel